Exhibit 10.34

Elaine J O'Hara
[ *** ]                                February 4, 2023
[ *** ]

Dear Elaine,

I am pleased to offer you the full-time position of Executive Vice President & Chief Strategy Officer at Novavax, Inc In this position you will report John C Jacobs, President & Chief Executive Officer. Your first day of employment is expected to be on or about March 1,2023

This offer is contingent upon the following:
•Successful and satisfactory completion of our standard background check All information provided by you in your employment application, interviews. and any other verbal or written correspondence will be verified by a third-party background checking company or by Novavax. Any discrepancies found may delay your start date or could potentially cause withdrawal of this offer. Candidates cannot begin employment until the background check is completed, including verification of current employment.
•Your disclosure of all contractual or other obligations owed by you to previous employers or other parties that would in any way limit your ability to perform your job at the Company. If there are any obligations that might limit your ability to perform, such matters must be disclosed and addressed by the Company prior to commencement of employment.
•Compliance with the Novavax COVID-19 Vaccination Policy for US Employees. which may include providing proof of vaccination at the time you begin working or requesting an accommodation or exemption. A copy of the policy is attached for your review If you need an accommodation or believe you are exempt due to applicable state law, please email our Benefits Team at NovavaxBenetits@novavax.com.
•Execution of the Employment Agreement, a copy of which is enclosed for your review.
•Successful verification of your employment eligibility in the United States. To verify this information, please be prepared to produce acceptable documents. BY FEDERAL LAW, IT IS REQUIRED THAT YOU PRESENT THIS DOCUMENTATION WITHIN THREE DAYS OF YOUR START AT WORK.

The specific of this offer are outlined in the enclosed Employment Agreement and include the following:

SALARY: Your initial annualized base salary will be $520,000 per year, payable semi-monthly, less applicable payroll taxes and authorized deductions.

BONUS PROGRAM You will be eligible to participate in the Company's annual incentive bonus program, under which award payments, if any, will be based on performance criteria and milestones to be determined by the Company. You will be paid in the following year in which the compensation is earned. Your bonus at 100% of target will be 50% of your earnings for the performance year. The bonus shall be paid out partly in cash and partly in shares of stock options or restricted stock, at the discretion of the Board of Directors.

COMMUTING ALLOWANCE: During the term of your employment, the Company will provide a monthly commuting allowance of up to $5,000 for the cost of housing and other related commuting expenses incurred by you to commute between your home in [ * * * ] and the Company's Gaithersburg offices (the "Allowance") In addition, the Company will pay an additional sum to reimburse you for the personal income taxes associated with the Allowance, such that the economic benefit is the same as if such Allowance were provided on a non-taxable basis.

INITIAL EOUlTY GRANT: As soon as reasonably practicable following your start date and subject to the approval of the Board of Directors or the Compensation Committee. as a material inducement to commence employment with the Company and in accordance with Nasdaq Listing Rule 5635(c)(4), you will receive an initial stock option grant of 67,900 shares ('Inducement Stock Options") and an initial grant of 58,800 restricted stock units ('Inducement Restricted Stock Units") The Inducement Restricted Stock Units will vest as to one-third (1/3) of the shares underlying the Inducement Restricted Stock Units on each of the first three (3) anniversaries of the date of grant. in each case subject to your continued employment with the Company through the applicable vesting date. The Inducement Stock Options will vest as to one-quarter (1/4) of the shares underlying the Inducement Stock Options on the first anniversary of the date of grant and as to the remaining shares in equal monthly installments for thirty-six (36) months thereafter, in each case subject to your continued employment with the Company through the applicable vesting date. Each of the Inducement Restricted Stock Units and Inducement Stock Options will be granted under and subject to the terms of the Company's inducement equity plan and an agreement in substantially the form of a restricted stock unit agreement or the form of a stock option award agreement, as applicable, previously approved by the Board of Directors or the Compensation Committee.

ANNUAL EQUITY GRANTS: Beginning in 2024, you will be eligible to receive an additional annual equity award based upon performance and subject to the approval of the Board of Directors or the Compensation Committee.

Your employment and compensation with Novavax are "at will". At will employment is defined as an employee/employer relationship which may be ended by either the employee or employer at any time. without cause, except as otherwise provided by law or defined in the terms of the Employment Agreement.

Elaine, if you agree with and accept the terms of this offer letter and the Employment Agreement, please sign below and return this letter and the Employment Agreement to my office. We are confident your employment with Novavax will prove mutually beneficial. and we look forward to you joining the Novavax team.

Sincerely,

                         /s/ Jill Hoyt
Jill Hoyt
Executive Vice President
Chief Human Resources Officer
ACCEPTED BY:

/s/ Elaine J. O’Hara
Elaine J. O’Hara